UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2013

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX   78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2013, Silicon Laboratories Inc. (“Silicon Laboratories”) issued a press release announcing the appointment of Bill Bock as interim Chief Financial Officer and Senior Vice President effective as of February 22, 2013.

Mr. Bock, age 62, has served as a director of Silicon Laboratories since he rejoined the Board of Directors in July of 2011. He served Silicon Laboratories as Chief Financial Officer from November 2006 to July 2011, and Senior Vice President of Finance and Administration through December 2011. He joined Silicon Laboratories as a director in March 2000, and served as Chairman of the audit committee until November 2006 when he stepped down from the Board of Directors to assume the CFO role. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior management positions with three venture-backed companies: DAZEL Corporation, Tivoli Systems, and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock served on the Board of Directors of Convio, Inc., from January 2008 until its sale to Blackbaud Inc. in April 2012. Mr. Bock currently serves on the Board of Directors of Entropic Communications and is a member of their Audit Committee. Mr. Bock also serves as an independent business consultant to Foros Group, a mergers and acquisitions advisory firm, and several private technology companies. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. The terms of Mr. Bock’s compensation as interim Chief Financial Officer and Senior Vice President have not been determined. Mr. Bock will continue to serve on Silicon Laboratories’ Board of Directors.

Mr. Bock will replace Paul V. Walsh, Jr., who has resigned as Senior Vice President and Chief Financial Officer effective as of February 22, 2013.

The press release announcing the appointment of Mr. Bock is attached hereto as Exhibit 99.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99  Press Release of Silicon Laboratories Inc. dated February 22, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

February 22, 2013	/s/ G. Tyson Tuttle
Date	G. Tyson Tuttle. President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description
99	Press release dated February 22, 2013 of the Registrant